EXHIBIT 10.14

AGREEMENT

     AGREEMENT made effective as of June 20, 2005 by and between INDIA GLOBALIZATION CAPITAL, INC. (THE “COMPANY”) and                                          (“Advisor”)

     The parties, intending to be legally bound, hereby agree as follows:

     1. Advisor agrees to serve as a special advisor to the company for a term of two years (“Term”). The Term may be renewed annually thereafter by mutual agreement under such terms as are negotiated at that time, subject to approval by the Board of Directors. The appointment carries no cash stipend, involves no responsibility for corporate governance or management of the Company, and is terminable by either party, at any time, for any reason, upon thirty (30) days’ written notice to the other. This agreement does not extend an offer of employment nor does it not create an employment relationship between the Advisor and the Company. Furthermore, Advisor is neither an agent, director, or joint venturer of or with the Company.

     2. The responsibilities of Advisor will be (a) to remain reasonably accessible to the Company’s Board, management, and key employees, (b) to provide advice and/or assistance to the Company on ideas presented by management, issues faced by the Company both strategically and tactically with doing business in the United States and India and on potential business combinations based on Advisor’s experience and contacts and (c) to provide expertise and advise on strategy with different sectors of the economy as well as high level contacts with industry leaders.

     3. In consideration for serving as a special advisor to the Company, the Company grants to Advisor the right to acquire                                  shares of the Company’s common stock at a purchase price of $.005 per share. The Special Advisor hereby exercises such right upon execution hereof.

     4. Special Advisor agrees that his engagement with the Company creates a relationship of confidence and trust between him and the Company with respect to Confidential Information. As used herein, Confidential Information means any (i) information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company, and (ii) information belonging to third parties (“Third Parties”) with which the Company has a relationship of trust and confidence and to which it has a duty to maintain confidentiality, including, but not limited to, information, materials, proprietary information, customer and prospects lists, trade secrets, trade names or proposed trade names, know-how, ideas, concepts, designs, programs, techniques, software, discoveries and data that is either related to or useful in the Company’s business or to the Company’s actual or demonstrably anticipated research, design, development, experimental production, financing, manufacturing, licensing, distribution or marketing activity or related to Third Parties’ businesses. Special Advisor will keep in trust and confidence all Confidential Information and will not directly or indirectly disclose, sell, use, lecture upon or publish any Confidential Information without the written consent of the Company, which may be withheld or granted in the sole discretion of the Company. This obligation will survive for a period of five (5) years after the expiration or termination of the Term for any reason.

     5. Special Advisor also agrees that during the Term and for a period of two (2) years thereafter, he will not directly or indirectly (i) solicit or in any manner encourage employees or consultants of the Company to end their relationships with the Company, if Special Advisor is then working for or providing services to a competitor of the Company or (ii) solicit the business of any customer or client of the Company if Special Advisor is then working for or providing services to the Company.

     6. By execution hereof, Special Advisor consents to the Company using his name as being a special advisor to the Company as well as in its marketing and promotional literature.

     7. This Agreement shall be governed by the internal laws of the State of Maryland.

     IN WITNESS WHEREOF the parties have executed this Agreement to be effective on the date and year first above written.

INDIA GLOBALIZATION CAPITAL, INC.	ADVISOR:

By:
Its: